Exhibit 35.3

Financial Services Group ACS Education Services, Inc. 2277 E. 220th Street Long Beach, CA 90810

Subservicer Compliance Statement

Sallie Mae, Inc.

11100 USA Parkway

Fishers, IN 46037

ATTN: Jody Sloan

Sallie Mae, Inc.

12061 Bluemont Way

Reston, VA 20190

ATTN: Trust Administration

As an officer of Xerox Education Services LLC, (doing business as ACS Education Services) (“ACS”), a Subservicer of Sallie Mae, Inc., I hereby certify that:

a)	A review of the activities of the Subservicer during the preceding calendar year ending December 31, 2013, and its performance under the FFEL Program Omnibus Subservicing Agreement (the “Servicing Agreement”) dated April 9, 2010 between ACS and Sallie Mae, Inc. has been made under my supervision.

b)	To the best of my knowledge, based on such a review, except for the items identified in Exhibit A hereto, the Subservicer has fulfilled all of its material obligations under the Servicing Agreement in all material respects throughout the annual period ended December 31, 2013, and there have been no known material defaults in the fulfillment of such obligations.

Xerox Education Services LLC (d/b/a ACS Education Services)

By:	/s/ Meta Gonzalez	Date:	2-28-14

Name:	Meta Gonzalez
Title:	Chief Operating Officer

Financial Services Group ACS Education Services, Inc. 2277 E. 220th Street Long Beach, CA 90810

Exhibit A

During the year ended December 31, 2012, Servicer discovered a servicing issue with respect to the servicing of certain consolidation loans made under Section 428C(a)(3) of the Higher Education Act (repealed effective July 1, 2006). Some of such spousal consolidation loans apparently were incorrectly deferred. As a result, some borrowers have received the benefit of deferment of repayment for which they may not have been eligible. Servicer has notified the Department of Education of the issue and is working with the Department on resolution.